UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. 3)

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☐ Soliciting Material Pursuant to §240.14a-12

GenCorp Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PRELIMINARY COPY
P O Box 537012
Sacramento, CA 95853-7012
Terry L. Hall
Chairman of the Board,
President and Chief Executive Officer

March 14, 2006
To our Shareholders:
     You are cordially invited to attend our annual shareholders’ meeting to be held at the Company’s offices located at Highway 50 and Aerojet Road, Rancho Cordova, California, 95742, on March 31, 2006 at 9:00 a.m. local time. Shareholders of record as of the close of business (5:00 p.m. EST) on February 6, 2006 will be entitled to vote at the meeting.
     A hedge fund managed by Pirate Capital LLC has indicated that it intends to solicit proxies in opposition to the Board’s recommendations. Assuming that it does so, the Board will communicate further with you in due course. You may await these developments or, if you wish, complete and return the accompanying white proxy card in the enclosed envelope, or vote via the Internet or telephone, to be sure that your shares will be represented and voted at the annual meeting. The enclosed white proxy card contains instructions on voting via the Internet or telephone or, if your shares are registered in the name of a broker or bank, your broker or bank will provide instructions, including as to voting over the Internet or by telephone.
     The enclosed proxy materials contain details concerning the Annual Meeting. Such materials are being mailed to shareholders beginning on or about March 14, 2006.
     If you submit a proxy now and later decide to change your vote, you will be able to do so and any subsequent proxy will automatically revoke your prior proxy.

Very truly yours,

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
March 14, 2006
To the Shareholders of GenCorp Inc.:
     The Annual Meeting of Shareholders of GenCorp Inc., an Ohio corporation, will be held on March 31, 2006, at 9:00 a.m. local time, at the Company’s offices located at Highway 50 and Aerojet Road, Rancho Cordova, California 95742, for the following purposes:

1.	To elect three Directors to serve until the 2009 annual shareholders meeting;

2.	To ratify the Audit Committee’s appointment of PricewaterhouseCoopers LLP as independent auditors of the Company for fiscal year 2006;

3.	To consider and act on a shareholder proposal relating to declassification of the Company’s Board of Directors, if properly presented at the Annual Meeting; and

4.	To consider and act on such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.
     Common shareholders of record at the close of business on February 6, 2006 are entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements of the Annual Meeting.
     Shareholders of record may vote their shares by completing and returning the white proxy card. Most shareholders also have the option of voting their shares on the Internet or by telephone. If Internet or telephone voting is available to you, voting instructions are printed on your proxy card or included with your proxy materials. You may revoke a proxy at any time prior to its exercise at the Annual Meeting by following the instructions in the accompanying Proxy Statement.

By Order of the Board of Directors,

MARK A. WHITNEY
Vice President, Law;
Deputy General Counsel
and Assistant Secretary

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
PROXY STATEMENT
HOW TO VOTE IF YOU ARE A SHAREHOLDER OF RECORD
PROXY SOLICITATION AND EXPENSES
PROPOSAL 1 ELECTION OF DIRECTORS
SUMMARY COMPENSATION TABLE
REPORT OF THE ORGANIZATION & COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION
PROPOSAL 2 RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS
REPORT OF THE AUDIT COMMITTEE
PROPOSAL 3 SHAREHOLDER PROPOSAL TO TAKE NECESSARY STEPS TO DECLASSIFY THE BOARD OF DIRECTORS
INFORMATION CONCERNING PARTICIPANTS IN THE SOLICITATION OF PROXIES BY GENCORP INC.

P O Box 537012
Sacramento, CA 95853-7012
PROXY STATEMENT
     This proxy statement is being mailed to shareholders beginning on or about March 14, 2006 in connection with the solicitation by GenCorp Inc., on behalf of its Board of Directors (or the Board), of proxies to be used at the annual shareholders meeting to be held on March 31, 2006 at the Company’s offices located at Highway 50 and Aerojet Road, Rancho Cordova, California, 95742, at 9:00 a.m. local time, for the purposes set forth in the accompanying notice.
     If the accompanying form of proxy is voted by telephone, the Internet or by mail returned to Innisfree M&A Incorporated, who will act as tabulator, it will be voted, but it may be revoked by you at any time before it is voted. Shares in respect of which a proxy is not received by Innisfree prior to the Annual Meeting will not be voted. The presence of a shareholder at the annual meeting does not automatically revoke any proxy previously given by that shareholder. At any time before a vote is taken, a shareholder may revoke his or her proxy for that vote by submitting a later-dated proxy to the Company or by giving notice to the Company in a writing or other verifiable communication, or at the Annual Meeting.
     The trustee for the Company’s Retirement Savings Plans, Fidelity Management Trust Company (the Trustee), will vote any shares held for participants’ accounts in accordance with the confidential voting instructions returned by the participants. If such confidential voting instructions are not returned for the participants’ shares in the GenCorp Retirement Savings Plan, such shares will be voted by the Trustee in the same proportions as those shares that have been voted by participants in the Company’s retirement savings plans. If such confidential voting instructions are not returned for the participants’ shares in the Aerojet Fine Chemicals LLC Retirement Savings Plan, such shares will not be voted.
     A copy of the Company’s 2005 Annual Report, including financial statements, accompanies this proxy statement.
     At the close of business on February 6, 2006, the Company had 55,709,423 shares of Common Stock outstanding. Holders of outstanding shares of Common Stock are entitled to one vote for each full share held as of the close of business on the February 6, 2006 record date.
     Your vote is important. Shareholders of record may vote by telephone, on the Internet, by mail or by attending the Annual Meeting and voting by ballot. If you are a beneficial owner whose shares are held of record by a broker, bank or other nominee, please refer to your white proxy card or the information forwarded by your bank, broker or other nominee of record to determine which voting options are available to you.
     If you vote by telephone or on the Internet, you do not need to return your white proxy card. Telephone and Internet voting for shareholders of record will be available 24 hours a day, until the time the polls close at the annual meeting.

HOW TO VOTE IF YOU ARE A SHAREHOLDER OF RECORD

Vote by Telephone
     You may vote by calling the toll-free telephone number on your white proxy card. Please have your white proxy card available when you call. Easy-to-follow voice prompts will instruct you how to vote your shares and confirm that your instructions have been properly recorded.
Vote on the Internet
     You may also vote on the Internet by accessing the website address on your white proxy card. Please have your proxy card available when you access the website. Easy-to-follow prompts will instruct you how to vote your shares and confirm that your instructions have been properly recorded.
Vote by Mail
     If you choose to vote by mail, simply mark your white proxy, date and sign it, and return it to Innisfree M&A Incorporated in the enclosed postage-paid envelope. If you misplace the return envelope, please mail your completed white proxy card to GenCorp Inc. c/o Innisfree M&A Incorporated, FDR Station, P.O. Box 5154, New York, NY 10150-5154.
Voting at the Annual Meeting
     The method by which you vote will not limit your right to vote at the Annual Meeting if you decide to attend in person. If your shares are held in the name of a bank, broker or other nominee, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the Annual Meeting.
     All proxies that have been properly voted and not revoked will be voted at the Annual Meeting. If you sign, date, and return your white proxy card but do not give voting instructions, the shares represented by that proxy will be voted as recommended by the Board of Directors.
Required Votes
     The presence in person or by proxy of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum. Abstentions and broker non-votes are counted as present for purposes of determining whether a quorum is present at the meeting.
     1. Proposal for Election of Directors. Directors are elected by a plurality of the votes cast at the Annual Meeting. Votes cast for a nominee will be counted in favor of election. Abstentions and broker non-votes will not count either in favor of, or against, election of a nominee. It is the intention of the persons named in the accompanying form of proxy to vote for the election of the Board of Directors’ three nominees, unless authorization to do so is withheld. Proxies cannot be voted for a greater number of persons than the number of Directors set by the Board for election. If, prior to the Annual Meeting, a nominee becomes unable to serve as a Director for any reason, the proxy holders reserve the right to substitute another person of their choice in such nominee’s place and stead. It is not anticipated that any nominee will be unavailable for election at the Annual Meeting.
     The Company has no provision for cumulative voting in the election of Directors. Holders of Common Stock are, therefore, entitled to cast one vote for each share held on the February 6, 2006 record date for up to three candidates for election as Director.
     2. Ratification of Appointment of Independent Auditors. The affirmative vote of the holders of at least a majority of the votes cast at the Annual Meeting is necessary to approve Proposal 2, the ratification of the appointment of the Company’s independent auditors. Abstentions and broker non-votes will have no effect on the outcome of the vote on Proposal 2.
     3. Shareholder Proposal Relating to Declassification of the Board of Directors. The affirmative vote of the holders of at least a majority of the votes cast at the Annual Meeting is required to approve Proposal 3, the shareholder proposal relating to the declassification of Board of Directors. Abstentions and broker non-votes will have no effect on the outcome of the vote on Proposal 3. Because Proposal 3 is simply a request that the Board take the actions stated in the proposal, approval of Proposal 3 will not result in the requested action being taken by the Board at this meeting. However, as explained in the “Board Policy Regarding Board Classification” on page 39, if this shareholder proposal is approved by the holders of a majority of the total voting power of the Company, the Board of Directors will propose for consideration by the Company’s shareholders at the 2007 annual meeting a binding resolution to amend the Company’s Articles of Incorporation to declassify the Board of Directors.
PROXY SOLICITATION AND EXPENSES
     The solicitation to which this proxy statement relates is being made by GenCorp. GenCorp may solicit proxies in person and by other means, including by telephone, in person, through advertisements and otherwise. No person, other than Innisfree M&A Incorporated, our proxy solicitor, has or will receive compensation for soliciting proxies. GenCorp will ask banks, brokers, custodians, nominees, other institutional holders and other fiduciaries to forward all soliciting materials to the beneficial owners of the shares that those institutions hold of record. GenCorp will reimburse those institutions for reasonable expenses that they incur in connection with forwarding our materials.
     GenCorp will pay the expense of its proxy solicitation. GenCorp has retained Innisfree as its proxy solicitor to solicit proxies on its behalf in connection with the 2006 annual meeting of shareholders. Innisfree may solicit proxies from individuals, banks, brokers, custodians, nominees, other institutional holders and other fiduciaries. GenCorp has agreed to reimburse Innisfree for its reasonable expenses, to indemnify it against certain losses, costs and expenses, and to pay its fees, which are expected to be about $500,000. In addition to these costs, we will incur expenses for printing, postage, legal services and other related items. Total expenditures are expected to be about $2,100,000. Our total expenditures to date for the proxy solicitation are approximately $1,400,000.

PROPOSAL 1
ELECTION OF DIRECTORS

     Pursuant to the Company’s Code of Regulations and its agreement with Steel Partners II L.P. described on page 9, the number of Directors has been fixed at ten. The Company’s Articles of Incorporation divide the Board of Directors into three classes with Directors elected to staggered three-year terms. Three Directors will be elected at the Annual Meeting.
     The Board of Directors has proposed the following nominees for election as Directors with terms expiring at the Annual Meeting of Shareholders to be held in March 2009:
     R. Franklin Balotti
     J. Gary Cooper
     Steven G. Rothmeier
     Each nominee elected as a Director will continue in office until his successor has been elected and qualified, or until his earlier death, resignation or retirement.
     The Board of Directors unanimously recommends a vote FOR the election of these nominees as Directors, and proxies solicited by the Board of Directors will be so voted unless shareholders specify otherwise.
     The information concerning Directors and nominees set forth below is given as of January 31, 2006. Each nominee for election and each Director continuing in office has had the same principal occupation or employment during the past five years unless otherwise indicated.

NOMINEES FOR ELECTION AT THIS MEETING TO TERM EXPIRING IN MARCH 2009

R. FRANKLIN BALOTTI
Director since 2005
Member of Richards, Layton and Finger, P.A., Wilmington, DE, since 1971, where he is a director in the Corporate Department. Mr. Balotti has been an Adjunct Professor at Cornell University and the University of Miami, School of Law, and serves on the Advisory Council of the Cornell Law School and the Advisory Boards of the Institute of Delaware Corporate Law of the Widener University School of Law, and the Weinberg Center for Corporate Governance at the University of Delaware. Mr. Balotti currently serves as a member of the Corporate Governance & Nominating Committee; Age 63.
J. GARY COOPER
Director since 1998
Chairman of Commonwealth National Bank, Mobile, AL since January 1998. Previously, United States Ambassador to Jamaica from November 1994 to November 1997; Senior Vice President of David Volkert and Associates from 1992 to 1994; Assistant Secretary of the United States Air Force for Manpower, Reserve Affairs, Installations and the Environment from 1989 to 1992.

General Cooper served on active and reserve duty, United States Marine Corps until 1996. General Cooper is a Major General, United States Marine Corps Reserve. General Cooper serves on the board of directors of United States Steel Corporation, Protective Life Corporation and The PNC Financial Services Group, Inc. General Cooper currently serves as Chairman of the Corporate Governance & Nominating Committee and as a member of the Organization & Compensation Committee; Age 69.
STEVEN G. ROTHMEIER
Director since 2000
Chairman and Chief Executive Officer of Great Northern Capital, St. Paul, MN since 1993. Director of ArvinMeritor, Inc., Troy, MI; Precision Castparts, Inc., Portland, OR; and Waste Management, Inc., Houston, TX. Mr. Rothmeier currently serves as Chairman of the Finance Committee, as a member of the Audit Committee and as a member of the Organization & Compensation Committee; Age 59.

ADVANCE NOTICE OF SHAREHOLDER NOMINEES

     Jolly Roger Fund LP (“Jolly Roger”), which has reported that it and other funds controlled by Pirate Capital, Inc. were the beneficial owner of 4,489,800 shares as of February 6, 2006, has notified the Company of its intention to nominate for election three individuals to the Board. According to information provided by Jolly Roger Fund LP, for which the Company disclaims any responsibility, these individuals are a Pirate Capital analyst and two unrelated investment bankers: David Lorber, age 27, Director and Senior Investment Analyst at Pirate Capital LLC, the General Partner of Jolly Roger Fund LP, 200 Connecticut Avenue, 4th Floor, Norwalk, Connecticut 06854; Todd R. Snyder, age 43, Managing Director at Rothschild Inc., 1251 Avenue of the Americas, 51st Floor, New York, New York 10020; and Robert C. Woods, age 54, investment banker at Cornerstone Capital Advisors, 27900 Altamont Circle, Los Altos Hills, California 94022. At the date of this proxy statement, Jolly Roger Fund LP has indicated it intends to solicit proxies from shareholders for the election of its proposed nominees. Jolly Roger also submitted the Board declassification proposal described on pages 38 to 39 of this proxy statement and has indicated it intends to solicit proxies in favor of that proposal. If Jolly Roger proceeds to solicit proxies, the Board of Directors recommends that you do NOT return Jolly Roger’s green proxy card or otherwise vote as recommended by Jolly Rogers.
     The Company’s Board of Directors recommends a vote FOR the election of R. Franklin Balotti, J. Gary Cooper and Steven G. Rothmeier by executing and returning the white proxy card or voting by one of the other ways indicated thereon. Proxies solicited by the Board of Directors will be so voted unless shareholders specify otherwise.
     The Board has determined that the election of Pirate Capital’s three nominees would not be in the best interests of the Company and its shareholders. In making this determination, our Board of Directors considered, among other factors:

•	GenCorp’s recent results of operations and prospects, including the adoption of a strategy to focus on two core businesses, the divestiture in the past two years of non-core businesses, the financial performance and improved prospects of its Aerojet business and the continuing efforts to maximize the potential value of its real estate assets, which the Board believes demonstrates that current management’s strategy is working. Pirate Capital explicitly acknowledges in its proxy statement that its nominees have no specific plans as to the best way to maximize shareholder value. However, the Board believes that it and GenCorp’s management have a specific plan as summarized above. The Board does not believe it is in the best interests of shareholders to elect directors who fail to offer an alternative strategic vision.

•	Pirate Capital’s criticisms in its preliminary proxy statement in respect of the decline in stockholder equity, which the Board believes demonstrates that Pirate Capital and its nominees are focusing on the wrong aspects of shareholder value. The Board believes that stockholder equity is not an important factor in public company stock valuation, and that the Company’s share price performance shown in the chart on page 27 supports this view.

•	The backgrounds and comparative experience of the Board’s and Pirate Capital’s respective nominees, which the Board believes demonstrates that its nominees are better suited to guiding the Company. Based on Pirate Capital’s own proxy materials, not one of Pirate Capital’s nominees has any prior experience as a director of a public company. By contrast, J. Gary Cooper has been a member of the Company’s Board since 1998 and is a director of three other public companies. Steven G. Rothmeier has been a member of the Company’s Board since 2000 and is a director of three other public companies. In addition, as discussed below, R. Franklin Balotti is a nationally recognized lawyer and a corporate governance expert. While Pirate Capital says that its nominees are committed to good corporate governance, the Board believes that it also is so committed, even if differences on particular issues may exist.

•	The Board’s belief that the Company’s efforts to maximize the substantial value of its real estate assets are on course but are not likely to begin to be realized with the sale of residential lots before 2008.

•	The Board’s belief that a change in the composition of the Board or management at this time would be premature, disruptive of the Company’s efforts to maximize shareholder value in general and the value of its real estate assets in particular. Other than possibly for Robert C. Woods, who is a real estate investment banker, from the information that Pirate Capital has provided about its nominees, and based on interviews the Company has conducted with each of Pirate Capital’s nominees, the Board believes that Pirate Capital’s nominees have substantially less relevant experience than the Board’s nominees. Your current Directors understand the Company’s businesses, and the Board does not believe it would be in the best interests of the shareholders to replace three knowledgeable, experienced members of the Board of Directors (representing almost one-third of the total number of Directors) with Pirate Capital’s three nominees. The Board believes Pirate Capital’s three nominees’ relative lack of experience in, and knowledge of, the Company’s businesses could be detrimental to the Company’s current strategic plan, which has contributed to a significant increase in stockholder value over the past three years.

     In addition, the GenCorp Board considered Pirate Capital’s criticisms of the Company’s corporate governance policies. The Board respectfully disagrees with these criticisms and believes that it has been fully committed to good corporate governance policies and practices since long before Pirate Capital first invested in the Company’s stock. The Company’s key corporate governance practices and policies are described on pages 9 to 14 of this proxy statement. Among other things, pursuant to an agreement, dated February 15, 2005, with Steel Partners, another hedge fund, Warren Lichtenstein, an affiliate of Steel Partners, is permitted to attend all of the Board’s meetings as a non-voting observer, and Mr. Balotti, a nationally recognized corporate governance expert, was elected to the Board last year. Mr. Balotti is in the class of directors up for election at this year’s annual shareholders meeting. In addition, while the Board opposes Pirate Capital’s Board declassification proposal for the reasons summarized on pages 38 and 39 of this proxy statement, the Board determined that if Pirate Capital’s proposal is approved by the holders of a majority of the outstanding common shares, the Company will submit the question of whether the Board should continue to have classified terms to a binding shareholder vote at the 2007 annual shareholders meeting.
     In making the foregoing determinations, the Board also considered the potential negative effects of opposing Pirate Capital’s nominees, particularly the substantial costs that may be involved and the fact that election contests typically consume a substantial amount of management time. However, the Board determined that, on balance, these factors were substantially outweighed by the other factors referenced above.
     In making the foregoing determinations, the Board did not attempt to assign relative weights to any particular factor or to rank them in order of importance, and individual Directors may have considered other factors in their decision-making. The three Directors who are up for election at this year’s meeting — Messrs. Balotti, Cooper and Rothmeier — may have considered the fact that they are standing for reelection as well, although continued service on the GenCorp Board is not material to any of them from a financial point of view.
     Accordingly, if Pirate Capital nominates one or more individuals for election to the Board, the Company recommends that you vote AGAINST Pirate Capital’s nominees and FOR the Company’s nominees. The Company also recommends that you vote AGAINST Pirate Capital’s proposal to declassify the Board. If Pirate Capital and/or Jolly Roger in fact proceeds with these actions, the Board expects to communicate further with shareholders prior to the annual meeting.
     On February 21, 2006, Pirate Capital commenced litigation seeking to enjoin GenCorp from invoking the Ohio Takeover Act to block Pirate Capital’s solicitation of proxies. GenCorp does not believe, and has not asserted, that the Act prohibits the solicitation of proxies and accordingly intends to vigorously defend this lawsuit.

DIRECTORS WHOSE TERMS CONTINUE UNTIL MARCH 2007

J. ROBERT ANDERSON
Director since 2001
Vice Chairman, Chief Financial Officer and member of the board of directors of the Grumman Corporation, Long Island, NY from 1991 until retirement in 1994. Director of Inter-Tel, Inc.,

Phoenix, AZ, and Bohlender-Graebener Corporation. Mr. Anderson is also a Trustee of the Nevada Chapter of the Nature Conservancy. Mr. Anderson is active in various business, civic and philanthropic organizations. Mr. Anderson currently serves as the Chairman of the Organization & Compensation Committee and as a member of the Audit Committee; Age 69.
CHARLES F. BOLDEN JR.
Director since 2005
Independent aerospace and defense consultant of JACKandPANTHER LLC since January 2005, and CEO of JACKandPANTHER LLC since September 2005. Previously, Senior Vice President of TechTrans International from April 2003 to December 2004; President and Chief Operating Officer of American PureTex Water Corporation and PureTex Water Works from January to April 2003. Mr. Bolden retired from the United States Marine Corps as a Major General serving as the Commanding General of the Third Marine Aircraft Wing in January 2003. Mr. Bolden was also a space shuttle pilot astronaut for NASA for 14 years. Mr. Bolden served as Assistant Deputy Administrator for NASA and Deputy Commandant of the U.S. Naval Academy. Mr. Bolden serves on the board of directors of Marathon Oil Company and Palmetto GBA. Mr. Bolden also serves as a director of the Military Child Education Coalition, the Family Literacy Foundation, and the Tailhook Education Foundation and as a Trustee of the University of Southern California. Mr. Bolden currently serves as a member of the Corporate Governance & Nominating Committee and as a member of the Finance Committee; Age 59.
TERRY L. HALL
Director since 2002
Chairman of the Board since December 2003; President and Chief Executive Officer of the Company since July 2002; formerly Senior Vice President and Chief Operating Officer of the Company from November 2001 to July 2002; Senior Vice President and Chief Financial Officer of the Company from July 2000 to November 2001; Senior Vice President and Chief Financial Officer as well as Treasurer of the Company from October 1999 to July 2000; and, special assignment as Chief Financial Officer of Aerojet from May 1999 to October 1999. Previously, Senior Vice President and Chief Financial Officer of US Airways Group, Inc. during 1998; Chief Financial Officer of Apogee Enterprise Inc. from 1995 to 1997; Chief Financial Officer of Tyco International Ltd. from 1994 to 1995, Vice President and Treasurer of UAL Corp. from 1990 to 1993 and President/ General Manager of Northwest Aircraft, Inc. from 1986 to 1990; Age 51.

DIRECTORS WHOSE TERMS CONTINUE UNTIL MARCH 2008

JAMES J. DIDION
Director since 2002
Independent real estate investor and consultant. Previously Chairman of the Board of CB Richard Ellis, Inc. from 1987 until retirement in July 2001. Served as Chief Executive Officer from 1987 to 1999 and held various other management positions within CB Richard Ellis, Inc. (formerly known as Coldwell Banker & Company) from 1962 to 1987. Mr. Didion currently serves as a member of the Corporate Governance & Nominating Committee and as a member of the Finance Committee; Age 66.
JAMES M. OSTERHOFF
Director since 1990
Executive Vice President and Chief Financial Officer of US WEST, Inc., Englewood, CO from 1991 until retirement in 1995. Previously, Vice President and Chief Financial Officer of Digital Equipment Corporation, Maynard, MA. Mr. Osterhoff currently serves as Chairman of the Audit Committee and as a member of the Finance Committee; Age 69.
TIMOTHY A. WICKS
Director since 2005
Senior Vice President, Product Development and Management for UnitedHealthcare, the largest operating division of UnitedHealth Group Inc., since 2004; formerly Vice President, Platinum Broker Service from 2003 to 2004, and Vice President, Consumer Solutions from 2002 to 2003. Previously, General Manager, Small Business Services, and Director of Global Business Strategy of Dell Computer Corporation from 2001 to 2002; President and Co-Founder of Great Northern Capital from 1994-2000. Mr. Wicks currently serves as a member of the Audit Committee; Age 40.
DR. SHEILA E. WIDNALL
Director since 1999
Institute Professor at the Massachusetts Institute of Technology since 1998 and a member and current Vice President of the National Academy of Engineering. Previously Secretary of the United States Air Force from 1993 to 1997. Dr. Widnall currently serves as a member of the Organization & Compensation Committee and as a member of the Finance Committee; Age 67.

Shareholder Agreement with Steel Partners
     On February 15, 2005, the Company and Steel Partners II, L.P. entered into a shareholder agreement. Pursuant to the agreement, a representative of Steel Partners is permitted to attend all of the Board of Directors’ meetings as a non-voting observer, and the Company appointed R. Franklin Balotti as a new independent Director in September 2005. As provided in the shareholder agreement, Mr. Balotti was appointed to the Corporate Governance & Nominating Committee and such committee conducted a review of various corporate governance matters, including the governance changes proposed by Steel Partners in November 2004. Also pursuant to the shareholder agreement, Steel Partners agreed to vote its shares in favor of the Board’s nominees for election at the 2006 Annual Meeting of Shareholders. The shareholder agreement also provides that during the term of such agreement, the size of the Board shall not exceed ten Directors.
Meetings of the Board
     The Board of Directors held ten meetings during fiscal year 2005, four of which were special meetings. All of our Directors attended at least 75% of the regularly scheduled and special meetings of the Board and Board committees on which they served in fiscal year 2005. All of our Directors are expected to attend the Company’s Annual Meetings of Shareholders. All but one of the Directors then in office were present at the Company’s 2005 Annual Meeting of Shareholders.
Lead Director
     The non-management Directors appointed James J. Didion as the Lead Director. The Lead Director: (i) sets the agendas for Board meetings when the Chairman is not present, including executive sessions of the independent Directors; (ii) presides at all meetings of the Board at which the Chairman is not present, including executive sessions of the independent directors; (iii) serves as liaison between the Chairman and the independent Directors on sensitive issues; (iv) approves information sent to the Board; (v) provides input to the Chairman on preparation of agendas for Board meetings; (vi) has the authority to call meetings of the independent Directors; (vii) if requested by major shareholders, ensures that he or she is available for consultation and direct communication; (viii) advises senior management as to the quality, quantity, and timeliness of the information provided by management to the Board both in written form, and at Board meetings; (ix) recommends to the Chairman & Chief Executive Officer the retention of any advisors/ consultants needed for the full Board; and (x) consults with the Corporate Governance Committee and the Chairman on membership of Board committees and selection of committee chairmen.
Meetings of Non-Management Directors
     Non-management Directors (consisting of all Directors other than Mr. Hall) meet in executive session as part of each regularly scheduled Board meeting. The Lead Director presides at such executive sessions, and in his or her absence, a non-management Director chosen on a rotating basis in alphabetical order.

Determination of Independence of Directors
     The Board has determined that to be considered independent, a Director may not have a direct or indirect material relationship with the Company. A material relationship is one which impairs or inhibits, or has the potential to impair or inhibit, a Director’s exercise of critical and disinterested judgment on behalf of the Company and its shareholders. In making its assessment of independence, the Board considers any and all material relationships not merely from the standpoint of the Director, but also from that of persons or organizations with which the Director has or has had an affiliation or those relationships which may be material, including commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships, among others. The Board also considers whether a Director was an employee of the Company within the last five years. The Board consults with the Company’s counsel to ensure that the Board’s determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent Director,” including those set forth in pertinent listing standards of the New York Stock Exchange (NYSE) as in effect from time to time. The NYSE’s listing standards require that all listed companies have a majority of independent directors. For a director to be “independent” under the NYSE listing standards, the board of directors of a listed company must affirmatively determine that the director has no material relationship with the company, or its subsidiaries or affiliates, either directly or as a partner, shareholder or officer of an organization that has a relationship with the company or its subsidiaries or affiliates. In accordance with the NYSE listing standards, the Board of Directors has affirmatively determined that each Director other than Mr. Hall has no material relationship with the Company, either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company.
     Additionally, each Director other than Mr. Hall has been determined to be “independent” under the following NYSE listing standards, which provide that a Director is not independent if:

•	the Director is, or has been within the last three years, an employee of the Company, or an immediate family member is, or has been within the last three years, an executive officer, of the Company;

•	the Director has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $100,000 in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

•	(a) the Director or an immediate family member is a current partner of a firm that is the Company’s internal or external auditor; (b) the Director is a current employee of such a firm; (c) the Director has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (d) the Director or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the Company’s audit within that time;

•	the Director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee; or

•	the Director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues.
Board Committees
     The Board maintains four standing committees: Audit; Corporate Governance & Nominating; Organization & Compensation; and Finance. Assignments to, and chairs of, the committees are recommended by the Corporate Governance & Nominating Committee and selected by the Board. All committees report on their activities to the Board. Each standing committee operates under a charter approved by the Board.
     The Audit Committee is a separately designated standing committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934. The Audit Committee is currently composed of James M. Osterhoff (Chairman), J. Robert Anderson, Steven G. Rothmeier and Timothy A. Wicks. William K. Hall served as a member of the Audit Committee through the annual meeting of shareholders on March 30, 2005, when he retired from the Board of Directors. The Board has determined that each member of the Audit Committee meets all applicable independence and financial literacy requirements under the NYSE listing standards. The Board has also determined that each of the Audit Committee members is an “audit committee financial expert” as defined in the regulations adopted by the Securities and Exchange Commission (SEC). The Audit Committee reviews and evaluates the scope of the audits to be performed by, the adequacy of services performed by, and the fees and compensation of, the independent auditors. The Audit Committee also reviews the Company’s audited financial statements with management and with the Company’s independent auditors and recommends to the Board of Directors to include the audited financial statements in the Annual Report on Form 10-K; approves in advance all audit and permitted non-audit services to be provided by the independent auditors; reviews and considers matters that may have a bearing upon continuing auditor independence; prepares the report of the Audit Committee to be included in the Company’s annual proxy statement; appoints the independent auditors to examine the consolidated financial statements of the Company for the next fiscal year, subject to ratification by the shareholders; reviews and evaluates the scope and appropriateness of the Company’s internal audit function, plans and system of internal controls; reviews and evaluates the appropriateness of the Company’s selection or application of accounting principles and practices and financial reporting; and receives periodic reports from the internal audit and law departments. The Audit Committee met ten times during fiscal year 2005. The complete text of the Audit Committee Charter is posted on the Company’s website at www.GenCorp.com.
     The Corporate Governance & Nominating Committee (the Corporate Governance Committee) is currently composed of J. Gary Cooper (Chairman), R. Franklin Balotti, Charles F. Bolden Jr. and

James J. Didion. The Board has determined that each member of the Corporate Governance Committee meets all applicable independence requirements under the NYSE listing standards. The Corporate Governance Committee periodically reviews and makes recommendations to the Board concerning the criteria for selection and retention of Directors, the composition of the Board, structure and function of Board committees, and the retirement policy and compensation and benefits of Directors. The Corporate Governance Committee also assists in identifying, and recommends to the Board, qualified candidates to serve as Directors of the Company and considers and makes recommendations to the Board concerning Director nominations submitted by shareholders. The Corporate Governance Committee also periodically reviews and advises the Board regarding significant matters of public policy, including proposed actions by foreign and domestic governments that may significantly affect the Company; reviews and advises the Board regarding adoption or amendment of major Company policies and programs relating to matters of public policy; monitors the proposed adoption or amendment of significant environmental legislation and regulations and advises the Board regarding the impact such proposals may have upon the Company and, where appropriate, the nature of the Company’s response thereto; periodically reviews and advises the Board regarding the status of the Company’s various compliance programs and the adequacy of such programs, including the status of its environmental policies and performance under its environmental compliance programs; and periodically reviews and reports to the Board regarding the status of, and estimated liabilities for, environmental remediation. The Corporate Governance Committee met four times during fiscal year 2005. The complete text of the Corporate Governance & Nominating Committee Charter is posted on the Company’s website at www.GenCorp.com.
     The Organization & Compensation Committee (the Compensation Committee) is currently composed of J. Robert Anderson (Chairman), J. Gary Cooper, Steven G. Rothmeier and Sheila E. Widnall. William K. Hall served as chairman of the Organization & Compensation through the annual meeting of shareholders on March 30, 2005, when he retired from the Board of Directors. The Compensation Committee advises and recommends to the independent Directors the total compensation of the Chairman of the Board, President and Chief Executive Officer. In addition, the Compensation Committee, with the counsel of the Chief Executive Officer, considers and establishes base pay and incentive bonuses for the other executive officers of the Company. The Compensation Committee also administers the Company’s deferred compensation plan and the GenCorp 1999 Equity and Performance Incentive Plan, which is utilized to provide long term incentives for Directors and executives in the form of grants of stock options, stock appreciation rights and restricted stock. The Compensation Committee periodically reviews the organization of the Company and its management, including major changes in the organization of the Company and the responsibility of management as proposed by the Chief Executive Officer; monitors executive development and succession planning; reviews the effectiveness and performance of senior management and makes recommendations to the Board concerning the appointment and removal of officers; periodically reviews the compensation philosophy, policies and practices of the Company and makes recommendations to the Board concerning major changes, as appropriate; annually reviews changes in the Company’s employee benefit, savings and retirement plans and reports thereon to the Board; and approves, and in some cases recommends to the Board of Directors for approval, the compensation of employee-Directors, officers, and executives of the Company. The

Compensation Committee met five times during fiscal year 2005. The Compensation Committee operates under a charter approved by the Board. The complete text of the Organization & Compensation Committee Charter is posted on the Company’s website at www.GenCorp.com.
     The Finance Committee is currently composed of Steven G. Rothmeier (Chairman), Charles F. Bolden Jr., James J. Didion, James M. Osterhoff and Sheila E. Widnall. The Finance Committee makes recommendations to the Board with regard to the Company’s capital structure and the raising of its long-term capital. The Finance Committee also reviews the performance and management of the Company’s employee benefit funds, and makes recommendations to the Board in regard to contributions to any Company pension, profit sharing, retirement or savings plan, or any proposed changes in the funding method, interest assumptions or in amortization of liabilities in connection with the funding of any such plan. The Finance Committee met six times during fiscal year 2005. The complete text of the Finance Committee Charter is posted on the Company’s website at www.GenCorp.com.
Director Nominations
     The Corporate Governance & Nominating Committee identifies potential director candidates through a variety of means, including recommendations from members of the Committee or the Board, suggestions from management, and shareholder recommendations. The Corporate Governance & Nominating Committee also may retain the services of a consultant to assist in identifying candidates. The Corporate Governance & Nominating Committee will consider nominations submitted by shareholders. To recommend a nominee, a shareholder should write to Chairman of the Corporate Governance & Nominating Committee, c/o Secretary, GenCorp Inc., P.O. Box 537012, Sacramento, California 95853-7012 (if by overnight courier, then Highway 50 & Aerojet Road Rancho Cordova, California 95742). Any such recommendation must include (i) the name and address of the candidate; (ii) a brief biographical description, including his or her occupation for at least the last five years, and a statement of the qualifications of the candidate; and (iii) the candidate’s signed consent to serve as a Director if elected and to be named in the proxy statement.
     Such nominations must be received by the Chairman of the Corporate Governance & Nominating Committee no later than the November 29 immediately preceding the date of the annual meeting of shareholders at which the nominee is to be considered for election. Since the date of the Company’s 2005 Proxy Statement, there have been no material changes to the procedures by which shareholders of the Company may recommend nominees to the Board of Directors.
     The Corporate Governance & Nominating Committee seeks to create a Board that is, as a whole, strong in its collective knowledge and diversity of skills and experience and background with respect to accounting and finance, management and leadership, business judgment, industry knowledge and corporate governance. When the Corporate Governance & Nominating Committee reviews a potential new candidate, it looks specifically at the candidate’s qualifications in light of the needs of the Board and the Company at that time, given the then-current mix of Director attributes.

Shareholder Communications with Directors
     Shareholders may communicate with the Board or individual Directors by mail addressed to: Chairman of the Corporate Governance & Nominating Committee, c/o Secretary, GenCorp Inc., P.O. Box 537012, Sacramento, California 95853-7012 (if by overnight courier, then Highway 50 & Aerojet Road Rancho Cordova, California 95742). The Secretary may initially review communications to Directors and transmit a summary to the Directors, but has discretion to exclude from transmittal any communications that are, in the reasonable judgment of the Secretary, inappropriate for submission to the intended recipient(s). Examples of shareholder communications that would be considered inappropriate for submission to the Board or a Director include, without limitation, customer complaints, solicitations, commercial advertisements, communications that do not relate directly or indirectly to the Company’s business or communications that relate to improper or irrelevant topics.
Code of Ethics and Corporate Governance Guidelines
     The Company has adopted a code of ethics known as the “Code of Business Conduct” that applies to the Company’s employees including the principal executive officer, principal financial officer, principal accounting officer and controller. The Company makes available on its website at www.GenCorp.com (and in print to any shareholder who requests them), the Company’s Code of Business Conduct and the Company’s Corporate Governance Principles and Guidelines.
Director Compensation
     Non-management Directors receive compensation of $44,000 per year plus $4,000 for each Committee membership. A non-management Director who serves as Chairman of a Committee of the Board also receives an additional annual fee of $8,000 in consideration of such service. In January 2006, the Directors established the position of a Lead Director. The Lead Director receives additional compensation in the amount of $25,000 per year.
     Non-management Directors annually may elect to defer all or a percentage of their compensation, pursuant to a deferred compensation plan for non-management Directors. The plan is unfunded, and deferred amounts are credited, at the election of the Director, with phantom shares in a GenCorp stock fund, a Standard & Poor’s 500 index fund, or a cash deposit program. Deferred amounts and earnings thereon are payable at or commencing at a future date, in either a lump sum or installments as elected by the Director at the time of deferral.
     Each non-management Director elected to the Board prior to January 1, 2002 participated in the Company’s Retirement Plan for Non-Employee Directors. Under that plan, each non-management Director will receive a monthly retirement benefit in the amount of $2,000 until the number of monthly payments made equals the Director’s months of benefit accrual under the plan (maximum of 120 months). In the event of death prior to payment of the applicable number of installments, the aggregate amount of unpaid monthly installments will be paid, in a lump sum, to the retired Director’s surviving spouse or other designated beneficiary, if any, or to the retired Director’s estate.

     Non-management Directors serving on the Board prior to January 1, 2002 were given the opportunity to either (a) continue participating in the Retirement Plan for Non-Employee Directors, or (b) freeze the retirement benefit already accrued under the Retirement Plan for Non-Employee Directors and receive the annual stock option or stock appreciation rights grant, as described below, in respect of future service on the Board. All non-management Directors have elected to freeze accrued retirement benefits and receive the annual stock option or stock appreciation rights grant as described below.
     Non-management Directors receive an annual grant of 5,000 non-qualified stock options or stock appreciation rights at the Board’s option. Prior to January 1, 2006, non-management Directors were granted annually an amount of non-qualified stock option or stock appreciation rights valued at $30,000 by a modified Black-Scholes method. Fifty percent of such stock options or stock appreciation rights vest six months from the date of grant with the remaining stock options or stock appreciation rights vesting one year from the date of grant. All such stock options and stock appreciation rights have a 10-year term.
     Non-management Directors also are eligible to receive restricted stock awards under the GenCorp 1999 Equity and Performance Incentive Plan. Provided that the grantee remains in continuous service as a Director of the Company, the restricted shares vest and become nonforfeitable on the third anniversary of the grant. In fiscal year 2005, each non-management Director received a grant of 500 restricted shares of GenCorp Common Stock. All shares may be voted, but ownership may not be transferred until such shares are vested. Unless otherwise approved by the Board, unvested shares will be forfeited in the event of a voluntary resignation or refusal to stand for reelection, but vesting will be accelerated upon the occurrence of a change in control or announcement of a tender or exchange offer which would result in a person holding beneficial ownership of 30% or more of the outstanding GenCorp Common Stock.
     The GenCorp Foundation matches employee, retiree and non-employee Director gifts to accredited, non-profit colleges, universities, secondary and elementary public or private schools located in the United States. Gifts made by active employees and Directors are matched dollar for dollar, up to $7,500 per calendar year.
     Under the Board’s retirement policy, a Director’s term of office normally expires at the annual meeting following his or her seventieth birthday, regardless of the term of the class for which such director was last elected. Under special circumstances, however, the Board may waive immediate compliance and request that a Director postpone his or her retirement until a subsequent date.

Security Ownership of Officers and Directors
     The following table lists share ownership of the Company’s Common Stock as of February 13, 2006, by Directors and the named executive officers listed in the Summary Compensation Table, as well as the number of shares beneficially owned by all our Directors and executive officers as a group. Unless otherwise indicated, share ownership is direct.

	Amount and Nature of		Percent
Beneficial Owner	Beneficial Ownership(1)(2)		of Class

J. Robert Anderson	20,414		*
R. Franklin Balotti	500		*
Charles F. Bolden Jr.	1,000		*
J. Gary Cooper	3,954		*
James J. Didion	19,290	(3)	*
James M. Osterhoff	25,366	(3)	*
Steven G. Rothmeier	22,664		*
Timothy A. Wicks	500		*
Sheila E. Widnall	20,746		*
Terry L. Hall	537,863		*
William A. Purdy Jr.	115,815		*
Michael F. Martin	198,594		*
Yasmin R. Seyal	157,036		*
Joseph Carleone	44,951		*
All Directors and executive officers as a group (21 persons)	1,458,312		2.63%

(*)	Less than 1.0%

(1)	The number of shares beneficially owned by a Director or an officer of the Company includes restricted shares granted under the GenCorp Inc. 1999 Equity and Performance Incentive Plan and shares previously held prior to election. The number of shares beneficially owned by an officer of the Company includes shares credited in accordance with the GenCorp Retirement Savings Plan as of February 13, 2006. These numbers do not include stock appreciation rights granted to Directors and Officers.

(2)	Includes shares issuable upon the exercise of stock options that may be exercised within 60 days of February 13, 2006 as follows: Mr. Anderson, 17,414 shares; Mr. Didion, 16,790 shares; Mr. Osterhoff, 17,414 shares; Mr. Rothmeier, 17,414 shares; Dr. Widnall, 17,414 shares; Mr. Hall, 321,316 shares; Mr. Purdy, 52,000 shares; Mr. Martin, 132,704 shares; Ms. Seyal, 72,224 shares; and Dr. Carleone, 13,667 shares, and all executive officers and Directors as a group, 805,113 shares. None of Messrs. Balotti, Bolden, Cooper, or Wicks holds stock options exercisable within 60 days of February 13, 2006.

(3)	Some shares are held indirectly through the Didion Trust and James M. Osterhoff Trust, respectively.

Security Ownership of Certain Owners
     The following table lists the persons known by the Company to be the beneficial owners of more than five percent of the 55,478,853 shares of the Company’s Common Stock outstanding as of February 13, 2006. The dates applicable to the shares beneficially owned are set forth in the footnotes below.

	Amount and Nature of		Percent
Beneficial Owner	Beneficial Ownership		of Class

GAMCO Investors, Inc.	5,530,303	(1)	9.97%
One Corporate Center Rye, NY 10580

Pirate Capital LLC	4,674,200	(2)	8.43%
200 Connecticut Avenue 4th Floor Norwalk, CT 06854

Steel Partners II, L.P.	3,973,100	(3)	7.16%
590 Madison Avenue 32nd Floor New York, NY 10022

Castlerigg Master Investments Ltd.	3,683,700	(4)	6.64%
40 West 57th Street 26th Floor New York, NY 10019

Hunter Global Associates L.L.C.	3,244,700	(5)	5.85%
485 Madison Avenue 22nd Floor New York, NY 10022

GenCorp Retirement Savings Plans	2,995,006	(6)	5.40%
c/o Fidelity Management Trust Company 82 Devonshire Street Boston, MA 02109

Artis Capital Management LLC	2,818,300	(7)	5.08%
One Market Plaza Spear Street Tower Suite 1700 San Francisco, CA 94105

(1)	Includes shares beneficially owned by Mario J. Gabelli and various affiliated entities, including GAMCO Asset Management Inc., Gabelli Securities, Inc., GGCP, Inc. and GAMCO Investors, Inc. Gabelli Funds, LLC reported sole voting power and sole dispositive power with respect to 1,848,780 shares. GAMCO Asset Management Inc. reported sole voting power with respect to 3,434,923 shares and sole dispositive power with respect to 3,679,923 shares. Gabelli Securities, Inc. reported sole voting power and sole dispositive power with respect to 1,600 shares. Includes 232,352 shares with respect to which the reporting persons have the right to acquire beneficial ownership upon conversion of the Company’s convertible notes. All of the foregoing information is according to Amendment No. 42 to a Schedule 13D dated December 5, 2005 and filed with the SEC on December 6, 2005.

(2)	As of February 21, 2006, Pirate Capital indicated that it owned 4,674,200 shares, or 8.43% of the outstanding common shares, according to Amendment No. 7 to Schedule 13D dated February 21, 2006 and filed with the SEC on February 21, 2006. Includes shares beneficially owned by Thomas R. Hudson Jr. and Pirate Capital LLC. Pirate Capital LLC reported shared voting power with respect to 889,200 shares and shared dispositive power with respect to 4,674,200 shares. Thomas R. Hudson reported sole voting power with respect to 3,785,000 shares, shared voting power with respect to 889,200 shares and shared dispositive power with respect to 4,674,200 shares. All of the foregoing information is according to Amendment No. 7 to Schedule 13D February 21, 2006 and filed with the SEC on February 21, 2006.

(3)	Includes shares beneficially owned by Warren G. Lichtenstein and various affiliated entities, including Steel Partners II, L.P. and Steel Partners, L.L.C., each of which reported sole voting power and sole dispositive power with respect to 3,973,100 shares. All of the foregoing information is according to Amendment No. 7 to a Schedule 13D dated February 23, 2005 and filed with the SEC on February 23, 2005.

(4)	Includes shares beneficially owned by Thomas E. Sandell and various affiliated entities, including Castlerigg Master Investments Ltd., Sandell Asset Management Corp., Castlerigg International Limited, and Castlerigg International Holdings Limited, each of which reported shared voting power and shared dispositive power with respect to 3,683,700 shares. All of the foregoing information is according to Amendment No. 1 to a Schedule 13D dated October 14, 2005 and filed with the SEC on October 14, 2005.

(5)	Includes shares beneficially owned by Duke Buchan III and various affiliated entities, including Hunter Global Associates L.L.C., Hunter Global Investors L.P., Hunter Global Investors Fund I L.P. and Hunter Global Investors Fund II L.P. Hunter Global Associates L.L.C. reported shared voting power and shared dispositive power with respect to 956,880 shares. Hunter Global Investors L.P. and Duke Buchan III each reported shared voting power and shared dispositive power with respect to 3,244,700 shares. Hunter Global Investors Fund I L.P. reported shared voting power and shared dispositive power with respect to 924,434 shares. Hunter Global Investors Fund II L.P. reported shared voting power and shared dispositive power with respect to 32,446 shares. All of the foregoing information is according to Amendment No. 1 to a Schedule 13G dated February 10, 2006 and filed with the SEC on February 15, 2006.

(6)	Shares held as of December 31, 2005 by Fidelity Management Trust Company, the Trustee for the GenCorp Retirement Savings Plan and the Aerojet Fine Chemicals LLC Retirement Savings Plan.

(7)	Includes shares beneficially owned by Artis Capital Management LLC, Artis Capital Management, Inc. and Stuart L. Peterson, each of which reported shared voting power with respect to 2,818,300 shares and shared dispositive power with respect to 2,818,300 shares. All of the foregoing information is according to Schedule 13G dated February 10, 1006 and filed with the SEC on February 14, 2006.
Section 16(a) Beneficial Ownership Reporting Compliance
     Section 16(a) of the Securities Exchange Act of 1934 requires GenCorp’s Directors and executive officers and persons who own more than ten percent of the outstanding Common Stock to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC and the NYSE. Those persons are also required by the SEC to furnish GenCorp with copies of the Forms 3, 4 and 5 they file.
     Based solely on our review of the copies of such forms that the Company has received, GenCorp believes that all of its Directors, executive officers and greater than ten percent beneficial owners complied with all filing requirements applicable to them with respect to transactions during fiscal year 2005.

Executive Compensation
     The following table discloses compensation awarded to, earned by, or paid to the Company’s Chief Executive Officer and its next four most highly compensated executive officers for all services rendered by them in all capacities to the Company and its subsidiaries during fiscal year 2005 and the two preceding fiscal years.
SUMMARY COMPENSATION TABLE

		Annual Compensation				Long Term Compensation

						Awards			Payouts

								Securities
				Other		Restricted		Underlying
				Annual		Stock		Options/	LTIP	All Other
Name and Current		Salary	Bonus	Compensation		Awards(3)		SARS	Payouts(8)(9)(10)	Compensation(11)
Principal Position	Year	($)	($)	($)(1)		($)		(#)	($)	($)

Terry L. Hall	2005	600,000	-	-		187,800	(4)	42,000	749,990	27,000
Chairman of the Board,	2004	584,037	-	6,097	(2)	153,600	(5)	-	350,007	54,125
President and	2003	526,634	618,750	-		-		100,000	-	23,569
Chief Executive Officer

William A. Purdy Jr.	2005	286,771	-	-		70,338	(6)	16,000	101,350	27,187
Vice President and	2004	278,402	317,394	131	(2)	43,776	(5)	-	21,000	24,853
President, Real Estate	2003	275,004	245,000	97	(2)	-		12,000	-	18,563

Michael F. Martin	2005	305,192	-	1,406	(2)	74,040	(6)	17,000	121,620	20,916
Vice President and President,	2004	283,462	159,600	3,098	(2)	60,288	(5)	-	42,000	27,050
Aerojet-General Corporation	2003	275,004	275,000	1,810	(2)	-		18,000	-	23,387

Yasmin R. Seyal	2005	312,115	-	-		111,060	(6)	17,000	162,160	13,945
Senior Vice President and	2004	293,614	-	-		65,280	(5)	-	63,000	24,553
Chief Financial Officer	2003	270,654	252,000	117	(2)	139,140	(7)	36,000	-	12,128

Joseph Carleone(12)	2005	225,000	300,000	-		-		-	70,945	11,214
Vice President and	2004	221,805	27,000	-		60,288	(5)	-	21,000	23,571
President, Aerojet Fine	2003	214,992	302,000	-		-		12,000	-	19,350
Chemicals LLC

(1)	The named executive officers did not have perquisites and other personal benefits in excess of reporting thresholds for these years.

(2)	Reimbursement for taxes payable in connection with gross-up of certain travel expenses.

(3)	Non-performance based restricted stock awards. For performance-based see “Long Term Incentive Plans — Awards in Last Fiscal Year” table on page 24.

(4)	Represents restricted shares granted to Mr. Hall. 10,000 shares were granted as of February 8, 2005 at a market price of $18.78 with a vesting date of February 8, 2008. Dividends declared by the Company, if any, are paid on these shares during the restricted period. The aggregate number of restricted stock held by Mr. Hall was 117,333 and the market value of such restricted shares on November 30, 2005 was $2,142,501. In January 2006, 53,209 of such shares (representing $971,596 market value on November 30, 2005) were forfeited because performance goals were not met for fiscal year 2005.

(5)	These restricted shares were granted as of February 4, 2004 at a market price of $7.68 with a vesting date of March 1, 2006. Dividends declared by the Company, if any, are paid on these shares during the restricted period.

(6)	Represents restricted shares granted to such executive officers as of February 7, 2005 at a market price of $18.51 with a vesting date of February 7, 2008. Dividends declared by the Company, if any, are paid on these shares during the restricted period. The aggregate number of restricted stock held by each of such executive officers and the market value of such shares on November 30, 2005 were: Mr. Purdy, 26,500 shares, $483,890; Mr. Martin, 39,850 shares, $727,661; Ms. Seyal, 46,800 shares, $854,568; and Dr. Carleone, 17,350 shares, $316,811.

(7)	Represents restricted shares granted to Ms. Seyal. 18,000 shares were granted as of February 5, 2003 at a market price of $7.73 and such shares vest pro rata over a 3-year time period. Dividends declared by the Company, if any, are paid on these shares during the restricted period.

(8)	For fiscal year 2005, the represented number in the table includes the value of restricted shares with grant dates of May 15, 2002 and September 27, 2002 granted under the GenCorp Inc. 1999 Equity and Performance Incentive Plan, that vested as a result of the Company’s common stock closing at or above $19.00 per share for ten consecutive trading days within four years from the date of grant. Shares vesting are as follows: Mr. Hall, 37,000 shares; Mr. Purdy, 5,000 shares; Mr. Martin, 6,000 shares; Ms. Seyal, 8,000 shares; and Dr. Carleone, 3,500 shares. Amounts included in the table are based on the NYSE closing price of GenCorp Common Stock of $20.27 per share on the March 17, 2005 vesting date.

(9)	For fiscal year 2004, the represented number in the table includes the value of restricted shares with a grant date of February 5, 2003, granted under the GenCorp Inc. 1999 Equity and Performance Incentive Plan, that vested as a result of the Company’s achieving established performance targets in fiscal year 2003 as follows: Mr. Hall, 33,334 shares; Mr. Purdy, 2,000 shares; Mr. Martin, 4,000 shares; Dr. Carleone, 2,000 shares; and Ms. Seyal, 6,000 shares. Amounts included in the table are based on the NYSE closing price of GenCorp Common Stock of $10.50 per share on the February 5, 2004 vesting date. These figures were inadvertently listed in the 2003 compensation row in the Company’s 2004 and 2005 proxy statements.

(10)	For fiscal year 2005, no restricted shares with grant dates of January 16, 2001, February 5, 2003, February 7, 2005 and February 8, 2005, granted under the GenCorp Inc. 1999 Equity and Performance Incentive Plan, vested because performance goals were not met for fiscal year 2005. As a result, a total of 91,947 shares were forfeited by named executive officers and returned to such plan.

For fiscal year 2004, no restricted shares with grant dates of February 5, 2000, January 16, 2001 and February 5, 2003, granted under the GenCorp Inc. 1999 Equity and Performance Incentive Plan, vested because performance goals were not met for fiscal year 2004. As a result, a total of 74,733 shares were forfeited by named executive officers and returned to such plan.

For fiscal year 2003, no restricted shares with grant dates of February 5, 2000 or January 16, 2001, granted under the GenCorp Inc. 1999 Equity and Performance Incentive Plan, vested because performance goals were not met for fiscal year 2003. As a result, a total of 23,600 shares were forfeited by named executive officers and returned to such plan.

(11)	Company contributions credited to the executive’s account in the Retirement Savings Plan and, where applicable, the amount credited to the executive’s account in the GenCorp Benefits Restoration Plan, a nonfunded plan that restores to the individual’s account, amounts otherwise excluded due to limitations imposed by the Internal Revenue Code on contributions and includable compensation under qualified plans.

(12)	The Company sold the Aerojet Fine Chemicals business on November 30, 2005; the bonus was paid to Dr. Carleone and the consulting agreement described on page 32 was entered into to settle any claims for post-retirement severance and other benefits (other than accrued pension benefits).

OPTION/ SAR GRANTS IN LAST FISCAL YEAR

	Individual Grants				Potential Realizable
Value at Assumed
	Number of	Percent of			Annual Rates of
	Securities	Total			Stock Price
	Underlying	Options/			Appreciation For
	Options/	SARS			Option Term
	SARS	Granted to	Exercise or		(ten years)
	Granted	Employees in	Base Price	Expiration
Name	(#)	Fiscal Year	($/Share)	Date	5%($)	10%($)

Terry L. Hall	42,000	16.71	18.78	2/8/2015	496,047	1,257,080
William A. Purdy Jr.	16,000	6.37	18.51	2/7/2015	186,253	472,003
Michael F. Martin	17,000	6.76	18.51	2/7/2015	197,894	501,503
Yasmin R. Seyal	17,000	6.76	18.51	2/7/2015	197,894	501,503
Joseph Carleone	—	—	—	—	—	—
AGGREGATED OPTION/ SAR EXERCISES IN LAST FISCAL YEAR
AND FISCAL YEAR END OPTION/ SAR VALUES

			Number of Securities
	Shares		Underlying Unexercised		Value of Unexercised In-
	Acquired		Options/SARs at Fiscal		the-Money Options/SARs
	on	Value	Year End (#)		at Fiscal Year End ($)
	Exercise	Realized
Name	(#)	($)(1)	Exercisable	Unexercisable	Exercisable	Unexercisable

Terry L. Hall	—	—	287,983	75,333	2,282,854	350,996
William A. Purdy Jr.	—	—	48,000	20,000	258,640	42,120
Michael F. Martin	3,500	49,183	126,704	23,000	896,972	63,180
Yasmin R. Seyal	—	—	60,224	29,000	436,656	126,360
Joseph Carleone	84,320	851,777	9,667	4,000	88,958	42,120

(1)	The dollar values are calculated by determining the difference between the closing price on the NYSE for the Company’s Common Stock on the date of exercise and the option price.

LONG-TERM INCENTIVE PLANS — AWARDS IN LAST FISCAL YEAR

			Performance or
	Number of		Other Period	Estimated Future Payouts(6)
	Shares, Units or		Until Maturation
	Other		or Payout	Threshold	Target	Maximum
Name	Rights (#)(1)		(Years)	(#)	(#)	(#)

Terry L. Hall	39,000	(2)	1-4 years	39,000	39,000	39,000
William A. Purdy Jr.	15,000	(3)	1-4 years	15,000	15,000	15,000
Michael F. Martin	16,000	(4)	1-4 years	16,000	16,000	16,000
Yasmin R. Seyal	16,000	(5)	1-4 years	16,000	16,000	16,000
Joseph Carleone	—		—	—	—	—

(1)	All restricted stock listed in this table was awarded under the GenCorp Inc. 1999 Equity and Performance Incentive Plan and represents performance-based restricted stock awards. The right to receive payment is contingent upon continued employment until the relevant vesting date, and is subject to forfeiture in the event of termination of employment for any reason prior to the relevant vesting date. For non-performance-based restricted stock awards, see the Summary Compensation Table on page 20.

(2)	(A) 19,500 shares of this restricted stock award will vest upon the attainment of certain business segment goals over a period of four years; (B) 4,876 shares of this restricted stock award were forfeited and returned to the plan because the Company failed to meet certain earnings per share and cash flow targets for fiscal year 2005; (C) if the Company achieves certain earnings per share and cash flow targets established by the Organization & Compensation Committee each year, 4,876 shares of this restricted stock award will vest in fiscal year 2006, and 4,874 shares of this restricted stock award will vest in each of fiscal years 2007 and 2008.

(3)	(A) 11,250 shares of this restricted stock award will vest upon the attainment of certain business segment goals over a period of four years; (B) 938 shares of this restricted stock award were forfeited and returned to the plan because the Company failed to meet certain earnings per share and cash flow targets for fiscal year 2005; (C) if the Company achieves certain earnings per share and cash flow targets established by the Organization & Compensation Committee each year, 938 shares of this restricted stock award will vest in each of fiscal years 2006 and 2007, and 936 shares of this restricted stock award will vest in fiscal year 2008.

(4)	(A) 8,000 shares of this restricted stock award will vest upon the attainment of certain business segment goals over a period of four years; (B) 2,000 shares of this restricted stock award were forfeited and returned to the plan because the Company failed to meet certain earnings per share and cash flow targets for fiscal year 2005; (C) if the Company achieves certain earnings per share and cash flow targets established by the Organization & Compensation Committee each year, 2,000 shares of this restricted stock award will vest in each of fiscal years 2006, 2007 and 2008.

(5)	(A) 8,000 shares of this restricted stock award will vest upon the attainment of certain business segment goals over a period of four years; (B) 2,000 shares of this restricted stock award were forfeited and returned to the plan because the Company failed to meet certain earnings per share and cash flow targets for fiscal year 2005; (C) if the Company achieves achieving certain earnings per share and cash flow targets established by the Organization & Compensation Committee each year, 2,000 shares of this restricted stock award will vest in each of fiscal years 2006, 2007 and 2008.

(6)	If none of the specified business segment goals are attained and the Company fails to meet all of the earnings per share and cash flow targets, none of such shares will vest in the future.
Pension Benefits
     GenCorp’s salaried pension plans include several formulas for the determination of benefits and require that the formula providing the highest benefit be utilized to determine an employee’s actual benefit. The two formulas applicable to executives are the “five-year average compensation formula” and the “career average formula.” Estimated benefits are shown below, because the required calculations do not lend themselves to a typical pension plan table where benefits can be determined by the reader solely upon the basis of years of service and final compensation.

		Approximate	Estimated
		Years of	Annual Benefits
		Credited Service	Payable at
	Applicable	at Anticipated	Anticipated
Name	Formula	Retirement	Retirement

Terry L. Hall	Career Average	20	$239,797
William A. Purdy Jr.	Career Average	8	$83,078
Michael F. Martin	5-Year Average	30	$234,802
Yasmin R. Seyal	5-Year Average	33	$172,233
Joseph Carleone	5-Year Average	28	$155,998
     Retirement benefits in the table above were calculated pursuant to the terms of the GenCorp Consolidated Pension Plan. The benefits shown are estimates and are not adjusted for any survivor option. Estimated benefits are based upon the assumptions that (i) the executive will remain an employee until age 65, (ii) the pension plan formulas under which the estimated benefits are calculated will remain unchanged, and (iii) compensation will continue until retirement at a rate equal to salary and bonus paid during fiscal year 2005.
     The “five-year average compensation formula” is the sum of (A) and (B) where (A) is 1.125% of the participant’s highest five-year average compensation up to the Average Social Security Wage Base (ASSWB) plus 1.5% of such five-year average compensation in excess of the ASSWB multiplied by the total of such years of service up to 35 years, and (B) is 1.5% of such five-year average compensation multiplied by the total years of service in excess of 35 years. The “career average formula” provides that for each year of service prior to attainment of 35 years of service, the employee shall be credited 1.625% of annual compensation up to the ASSWB plus 2.0% of annual compensation in excess of the ASSWB and, after attainment of 35 years of service, 2.0% of annual compensation. The published ASSWB applicable to the plan year ended November 30, 2005 is $43,800.
     The benefits shown in the table have not been reduced to reflect the limitation on includable compensation or the overall benefit limitation imposed on pension plans qualified under Section 401(a) of the Code, since the amount of any of these reductions will be restored to the individual pursuant to the terms of the GenCorp Benefits Restoration Plan, an unfunded plan with benefits payable out of the general assets of GenCorp.

Performance Graph
     The following graph compares the cumulative total shareholder return on $100 invested in November 2000 assuming reinvestment of dividends*, of the Company’s Common Stock with the cumulative total return, assuming reinvestment of dividends, of (i) the Standard & Poor’s 500 Composite Stock Price Index (S&P 500 Index), and (ii) the Standard & Poor’s 500 Aerospace & Defense Index. The stock price performance shown on the graph is not necessarily indicative of future performance.

*	Beginning with the third quarter of fiscal year 2004, the Board of Directors of GenCorp eliminated the payment of quarterly dividends for future periods.
Comparison of Cumulative Total Return
Among GenCorp, S&P 500 Index, and the S&P 500 Aerospace and Defense Index,
November 2000 through November 2005

	Years Ended

	Base
	Period
Company Name/ Index	Nov00	Nov01	Nov02	Nov03	Nov04	Nov05

GENCORP INC	100	160.99	103.41	129.70	218.96	237.85
S&P 500 INDEX	100	87.78	73.28	84.34	95.18	103.22
S&P 500 AEROSPACE & DEFENSE	100	78.15	77.20	86.52	112.00	124.24

REPORT OF THE ORGANIZATION & COMPENSATION COMMITTEE
ON EXECUTIVE COMPENSATION
Executive Compensation Objectives
     The key objectives of the Company’s executive compensation programs are to attract, motivate, and retain executives who drive GenCorp’s success and leadership. The programs are designed to:

•	Provide executives with competitive compensation that maintains a balance between cash and equity-based compensation and puts a significant portion of total compensation at risk, tied both to annual and long-term performance of the Company as well as to the creation of shareholder value.

•	Encourage executives to manage from the perspective of owners with an equity stake in the Company.
     In order to strengthen the alignment between the interests of shareholders and the interests of executives of the Company, the Organization & Compensation Committee approved share ownership guidelines in 1998 that apply to the Company’s executive officers. Under these guidelines, each executive officer is expected to own shares of GenCorp Common Stock equal in aggregate market value to a designated multiple of such officer’s annual salary. The Organization & Compensation Committee reviews these guidelines periodically, and considers adjustments when appropriate.
Components of Executive Compensation
     The compensation program for executive officers, including the named executive officers, consists of the following components:
     Cash. This includes base salary and any bonus award earned for the fiscal year’s performance. The Company’s cash compensation policies provide a base salary that is competitive with industry pay levels and offer bonuses that reward superior performance. Executives have the opportunity to earn an annual bonus (typically up to 125% of base for the Chairman, President and Chief Executive Officer, 100% for Senior Vice Presidents and business unit Presidents and 50% for Vice Presidents) based upon the Company’s meeting performance goals. In fiscal year 2005, executive officers and other key employees at the business segment level had the opportunity to earn annual cash bonuses based on meeting certain performance goals consisting of a combination of business segment-level financial performance, including cash flow, the attainment of certain business segment milestones, and Company-level performance. Under certain circumstances business unit Presidents can earn cash bonuses in excess of 100% of base salary provided certain goals are met. In fiscal year 2005, executive officers at the corporate level had the opportunity to earn annual cash bonuses based on Company-level performance and the attainment of certain business segment milestones, with Company-level performance objectives based on earnings per share goals, cash flow and certain cost reductions. No bonuses were paid to the Company’s executive officers (other than Dr. Carleone, the former president of the Company’s former Fine Chemicals business) for fiscal year 2005 because the performance targets were not met. Dr. Carleone was paid a bonus for 2005 and entered into a consulting agreement with the Company as discussed on page 32 to settle any claims for post-employment severance and other benefits other than accrued pension benefits.
     Equity-Based Compensation. Executives, including the named executive officers, have historically been eligible for stock option or stock appreciation rights (SARs) grants and restricted stock grants. Stock option and SARS grants typically vest after a three-year period, subject to the recipient’s continued employment with the Company. Performance-based restricted stock grants typically vest over a three- to five-year period provided that the Company meets pre-established performance goals set by the Organization & Compensation Committee, which are typically based on the achievement of business segment milestones, earnings per share (EPS) growth and cash flow goals. GenCorp’s stock option and SARs program was designed to promote outstanding performance over an employee’s career through compensation that increases with the Company’s long-term performance.
     Pursuant to restricted stock grants made in fiscal year 2005, half of the grant to each executive officer vests upon the attainment of certain business segment milestones and the remaining half vests in four equal installments over a four year period provided that the Company achieves certain EPS and cash flow goals. Under restricted stock grants made to certain executive officers, including the named executive officers, in fiscal year 2001 and 2003, the restricted shares vest upon meeting EPS growth targets and cash flow goals set by the Organization & Compensation Committee. Restricted shares granted for executives officers in fiscal year 2002 vested after shares of GenCorp Common Stock closed at or above a certain price level. All of such performance-based restricted shares are forfeited back to the Company if the performance goals are not met. All prior grants of restricted stock that were to have vested upon the achievement of certain performance goals in fiscal 2005 were forfeited back to the Company since performance goals were not met. Under the GenCorp 1999 Equity and Performance Incentive Plan, the Organization & Compensation Committee has discretion to grant restricted stock to employees that vest solely upon the passage of time, subject to the employee’s continued employment with the Company (time-based restricted stock). Based on fiscal year 2003’s results, the Organization & Compensation Committee granted certain executives, including the named executive officers, time-based restricted stock at its meeting in February 2004. The Organization & Compensation Committee has also granted certain executive officers, including the named executive officers, time-based restricted stock as new hires and/or promotion incentives for fiscal years 2001, 2002 and 2003.
Determination of Executive Pay Levels and Equity-Based Awards
     The Organization & Compensation Committee has identified a group of companies, against which it measures GenCorp levels of executive compensation. In addition, the Organization & Compensation Committee considers analyses of current executive compensation trends and practices derived from national executive compensation surveys. These analyses also provide benchmark information on compensation practices such as the prevalence of types of compensation plans and the proportion of the types of pay components as part of the total compensation package. These analyses are supplemented by other publicly available information and input from compensation consultants on other factors such as recent market trends. Additionally, the Organization & Compensation Committee may utilize independent consultants to advise the Committee on compensation matters. Each year, the

Organization & Compensation Committee determines the appropriate use of equity-based compensation, balancing these factors against the projected needs of the business as well as financial considerations, including the projected impact on shareholder dilution.
Compensation for the Chairman, President and Chief Executive Officer
     Terry L. Hall has served as President and Chief Executive Officer of the Company since July 2002 and as Chairman of the Board since December 2003. The Organization & Compensation Committee used the executive compensation practices described above to determine Mr. Hall’s fiscal year 2005 compensation. Mr. Hall’s total compensation reflects a consideration of both competitive forces and the Company’s performance.
     The Organization & Compensation Committee surveyed the total direct compensation for chief executive officers of the group of companies used for comparison purposes. Based on this information, the Organization & Compensation Committee determined a median around which the Organization & Compensation Committee built a competitive range for cash-based and equity-based elements of the compensation package. As a result of this review, the Organization & Compensation Committee determined a mix of base salary and bonus opportunity, along with an equity position to align Mr. Hall’s compensation with the performance of the Company.
     For fiscal year 2005, Mr. Hall received a salary of $600,000. Mr. Hall received no performance-based cash incentive bonus for fiscal year 2005. Mr. Hall’s current salary, approved in February 2005 and effective April 1, 2005, is $600,000 per year.
Tax Deductibility under Section 162(m)
     Section 162(m) of the Internal Revenue Code imposes limits on the deductibility of certain compensation in excess of $1,000,000 paid to the Chief Executive Officer and other named executive officers of public companies. Management and the Organization & Compensation Committee have reviewed the regulations and feel that the current compensation program and policies are appropriate. In those years when performance is exceptional, it is possible for one or more officers to surpass the $1,000,000 threshold under the executive officer compensation program. At this time, the Organization & Compensation Committee believes that accommodating the Internal Revenue Service regulations will not produce material benefits or increases in shareholder value. However, the Organization & Compensation Committee intends to review this issue regularly and may change its position in future years.
Submitted by the Organization & Compensation Committee,
J. Robert Anderson, Chairman
J. Gary Cooper
Steven G. Rothmeier
Sheila E. Widnall
January 23, 2006

Compensation Committee Interlocks and Insider Participation
     The Organization & Compensation Committee is composed entirely of non-management independent Directors. Current Organization & Compensation Committee members are J. Robert Anderson (Chairman), J. Gary Cooper, Steven G. Rothmeier and Sheila E. Widnall. William K. Hall served as Chairman of the Organization & Compensation Committee through the annual meeting of shareholders on March 30, 2005, when he retired from the Board of Directors. All non-management independent Directors participate in decisions regarding the compensation of the Chairman, President and Chief Executive Officer. Therefore, Charles J. Bolden Jr., James J. Didion, James M. Osterhoff and the Company’s former Director William K. Hall also participated in decisions regarding fiscal year 2005 compensation for Mr. Hall. None of the Company’s executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving as a member of the Company’s Organization & Compensation Committee. In addition, none of the Company’s executive officers serves as a member of the compensation committee of any entity that has one or more of its executive officers serving as a member of the Company’s Board of Directors.
Employment Contracts and Termination of Employment and Change in Control Arrangements
     Pursuant to authorization by the Board of Directors, the Company has entered into severance agreements with eleven elected officers. The severance agreements provide for a severance payment in an amount equal to the officer’s base salary plus bonus multiplied by a factor of three in the case of the Chairman of the Board, Chief Executive Officer or a Senior Vice President, or by a factor of two for other covered officers, if within three years after a change-in-control, the officer’s employment is terminated in a manner within the scope of the agreement. Covered termination includes termination by: (1) the Company, for any reason other than death, disability or cause, or (2) the officer, following the occurrence of one or more of the following events: (i) failure to elect, reelect or maintain the executive in office or substantially equivalent office, (ii) a significant adverse change in the nature or scope of authority or duties or reduction base pay, incentive opportunity or employee benefits, (iii) change in circumstances following a change-in-control, including, without limitation, a change in scope of business or activities for which the executive was responsible prior to the change-in-control, (iv) liquidation, dissolution, merger, consolidation, reorganization or transfer of substantially all of the business or assets of the Company, (v) relocation of principal work location in excess of 30 miles, or (vi) any material breach of the agreement. For purposes of such severance agreements, base salary is the annual salary in effect immediately prior to the change-in-control, and the bonus amount shall be the greater of (1) the average of the annual bonuses earned by the executive during the three immediately preceding fiscal years, and (2) 75% of the executive’s maximum bonus opportunity under the Company’s annual incentive compensation plan for the fiscal year in which the change-in-control occurs. A change-in-control will occur if: (a) substantially all of the Company’s assets are sold, or the Company is merged into, another entity, with the result that less than 51% of the voting shares are held by persons who were shareholders prior to the transaction, (b) a report is filed with the SEC that an entity other than the Company, or a subsidiary or benefit plan of the Company has become beneficial owner of 20% or more of the voting power, (c) the individuals who, at the beginning of two preceding calendar years, constituted the Board of Directors, cease to constitute a majority thereof, unless nomination of each new Director was approved by at least two-thirds of those who were Directors at the beginning of such period, or (d) the Board determines that a particular transaction will result in a change-in-control and is in the best interests of the Company and its shareholders. The agreements also provide for continuation of health and life benefits for 36 or 24 months, as applicable, vesting of accrued retirement benefits, payment of the amount required to cover excise taxes, if any, financial counseling, outplacement, and accounting fees and costs of legal representation if required to enforce the agreement. The severance agreements renew annually unless not later than September 30 of the preceding year, the Company or the executive gives notice that the term will not be extended. All named executive officers are covered by a severance agreement.
     On February 28, 2006, the Company entered into an 18-month consulting agreement with Dr. Carleone, the former President of the Company’s former Aerojet Fine Chemicals business. Pursuant to the consulting agreement, Dr. Carleone will (i) provide consulting services to the Company regarding the Company’s rights and obligations arising out of the asset purchase agreement pursuant to which the Company sold its Fine Chemicals business that closed on November 30, 2005; and (ii) receive a monthly fee of $8,333. Dr. Carleone was paid a bonus for 2005 and entered into this consulting agreement to settle any claims for post-employment severance and other benefits other than accrued pension benefits.
Indebtedness of Management
     During fiscal year 2005, Mr. Hall, the Company’s Chairman of the Board, President and Chief Executive Officer, had the principal sum of $77,170 indebtedness to the Company outstanding under the GenCorp Key Employee Loan Program (the Loan Program), which was approved by the Board to enable employees whose restricted stock had vested to pay taxes on the stock and retain it for as long as they remain in the employ of the Company. Repayment provisions under the Loan Program begin upon termination of employment. Interest, which is calculated and payable annually, is charged at the Company’s marginal borrowing rate which for 2005 was 5.02%. Interest accrued and paid by Mr. Hall for fiscal year 2005 totaled $3,959.98. The largest principal amount of indebtedness under the program during fiscal year 2005 for Mr. Hall was $77,170. Following the enactment of the Sarbanes-Oxley Act of 2002, the Loan Program was terminated effective July 30, 2002, but outstanding loans remain in effect in accordance with their existing terms.

PROPOSAL 2
RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS

     The Audit Committee has appointed PricewaterhouseCoopers LLP (“PwC”) to serve as our independent auditors for fiscal year 2006, subject to the ratification by our shareholders. The Audit Committee is submitting Proposal 2 to shareholders for ratification as a corporate governance practice. Ultimately, the Audit Committee retains full discretion and will make all determinations with respect to the appointment of the independent auditors, whether or not the Company’s shareholders ratify the appointment.
     In July 2005, the Audit Committee determined, in accordance with sound corporate governance practices, that it would issue a request for proposal with regard to the Company’s audit engagement for fiscal year 2006 (the “Audit RFP”). Ernst & Young LLP (“E&Y”) has audited the Company’s financial statements for each fiscal year in the period from December 1, 1990 through November 30, 2005, inclusive.
     The Audit Committee decided to issue the Audit RFP because it wanted the opportunity to review other auditing firms as prospective independent auditors for the Company and to consider the benefits and detriments of changing independent auditors. This decision to issue the Audit RFP was not related to the quality of services provided by E&Y. The Audit RFP was issued to several large independent registered public accounting firms, including E&Y.
     On February 7, 2006 (the “Auditor Change Date”), the Audit Committee approved the selection of PwC as the Company’s independent registered public accounting firm for the fiscal year 2006 subject to ratification by our shareholders.
     The reports of E&Y on the Company’s financial statements for the fiscal years 2004 and 2005 contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. The report of E&Y on internal control over financial reporting as of November 30, 2005 expressed an unqualified opinion on management’s assessment of the effectiveness of internal control over financial reporting and an adverse opinion on the effectiveness of internal control over financial reporting because of the existence of the material weakness described below.
     In connection with E&Y’s audits for the fiscal years 2004 and 2005, and the period through the Auditor Change Date, there were no disagreements with E&Y on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of E&Y, would have caused E&Y to make reference to the subject matter of such disagreements in connection with its reports. In addition no reportable events, as defined in Item 304(a)(1)(v) of Regulation S-K, occurred during the Company’s fiscal years 2004 and 2005 and the period through the Auditor Change Date, except that, as previously disclosed by the Company in its Annual Report on Form 10-K for the year ended November 30, 2005, E&Y advised the Company that it did not maintain effective internal control over financial reporting as of November 30, 2005 because a material weakness in the Information and Communication component of internal control existed due to: (i) insufficient processes and controls to identify, capture and accurately communicate information in sufficient detail concerning complex, non-routine transactions in a timely manner to appropriate members of the Company’s finance and accounting organization that possess the necessary skills, knowledge and authority to determine that such transactions are properly accounted for in accordance with U.S. generally accepted accounting principles, and (ii) the lack of specificity in the existing processes regarding the degree and extent of procedures that should be performed by key finance and accounting personnel in their review of accounting for complex, non-routine transactions to determine that the objective of the review has been achieved.
     The subject matter of the material weakness described above was discussed with E&Y by the Company’s management and the Audit Committee of the Board of Directors. The Company has authorized E&Y to fully respond to any inquiries from PwC.
     During the Company’s two most recent fiscal years and the period through the Auditor Change Date, neither the Company nor anyone on its behalf has consulted with PwC regarding any of the matters referenced in Item 304(a)(2) of Regulation S-K.
     The Board of Directors unanimously recommends a vote FOR the ratification of the appointment of PwC as the Company’s independent auditors for fiscal year 2006.
     The persons named in the accompanying form of proxy intend to vote such proxies to ratify the appointment of E&Y unless a contrary choice is indicated. For this proposal, broker non-votes and abstentions will not be counted as votes cast.
Audit Fees
     E&Y’s aggregate fees billed for fiscal years 2005 and 2004 for professional services rendered by them for the audit of the Company’s annual financial statements, the review of financial statements included in the Company’s quarterly reports on Form 10-Q, or services that are normally provided in connection with statutory audits were:

	2005	2004

	In Thousands
Audit fees	$4,909	$5,329

Audit-Related Fees
     E&Y’s aggregate fees billed for fiscal years 2005 and 2004 for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements, and are not reported under “Audit Fees” above were:

	2005	2004

	In Thousands
Audit-related fees	$724	$977
     Audit-related fees consisted principally of audits of employee benefit plans and special procedures related to regulatory filings in fiscal years 2005 and 2004.

Tax Fees
     E&Y’s aggregate fees billed for fiscal years 2005 and 2004 for professional services rendered by them for tax compliance, tax advice and tax planning were:

	2005	2004

	In Thousands
Tax fees	$170	$493
All Other Fees
     E&Y’s aggregate fees billed for fiscal years 2005 and 2004 for products and services provided by them, other than those reported under “Audit Fees,” “Audit-Related Fees” and “Tax Fees,” were:

	2005	2004

	In Thousands
All other fees	$0	$2
     All other fees consisted principally of consultation regarding labor issues in Europe.
     In fiscal years 2005 and 2004, PwC provided various non-audit services to the Company.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors
     Consistent with SEC policies regarding auditor independence, the Audit Committee has responsibility for appointing, setting compensation and overseeing the work of the independent auditors. In recognition of this responsibility, the Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by the independent auditors.
     Prior to engagement of the independent auditors for the next year’s audit, management will submit an aggregate of services expected to be rendered during the year for Audit, Audit-Related, Tax and Other Fees for approval. Prior to engagement, the Audit Committee pre-approves these services by category of service. The fees are budgeted and the Audit Committee requires the independent auditors and management to report actual fees versus the budget periodically throughout the year by category of service. During the fiscal year, circumstances may arise when it may become necessary to engage the independent auditors for additional services not contemplated in the original pre-approval. In those instances, the Audit Committee requires specific pre-approval before engaging the independent auditors.
     The Audit Committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting.
     None of the services described above was approved by the Audit Committee under the de minimus exception provided by Rule 2-01(c)(7)(i)(C) under Regulation S-X.

REPORT OF THE AUDIT COMMITTEE
     The Audit Committee assists the Board of Directors in fulfilling its responsibilities for general oversight of (i) the quality and integrity of GenCorp’s financial statements, (ii) the independent auditors’ qualifications and independence, (iii) the performance of the Company’s financial reporting process, internal control system, internal audit function and independent auditors, and (iv) the Company’s compliance with legal and regulatory requirements. The Audit Committee manages the Company’s relationship with its independent auditors, who report directly to the Audit Committee. The Audit Committee has the authority to obtain advice and assistance from outside legal, accounting or other advisors as the Audit Committee deems necessary to carry out its duties, with funding from the Company for such advice and assistance. Management is primarily responsible for establishing and maintaining the Company’s system of internal controls and preparing financial statements in accordance with accounting principles generally accepted in the United States.
     In fulfilling its responsibilities, the Audit Committee reviewed and discussed with management the audited financial statements in the Annual Report, including a discussion of the reasonableness of significant judgments and the clarity of disclosures in the financial statements.
     The Audit Committee reviewed and discussed the Company’s financial statements with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, and discussed such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards. In addition, the Audit Committee discussed with the independent auditors matters required to be discussed by SAS 61, as amended, and the auditors’ independence from management and the Company, including the written disclosures and letter received from the independent auditors as required by the Independence Standards Board Standard No. 1 and the compatibility of their non-audit services with maintaining their independence.
     The Audit Committee also reviewed with management and the independent auditors the preparation of the financial statements and related disclosures contained in the Company’s earnings announcements and quarterly reports.
     The Audit Committee discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits. The Audit Committee met with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. The Audit Committee received from management its assessment and report on the effectiveness of the Company’s internal controls over financial reporting. The Audit Committee also received from the independent auditors Ernst & Young LLP its attestation report on management’s assessment of internal controls over financial reporting and its report on the Company’s internal controls over financial reporting. The Audit Committee reviewed and discussed the results of management’s assessment and Ernst & Young’s attestation, including the identified material weakness related to the Information and Communication component of internal controls. The Company outlined these reports in its Annual Report on Form 10-K for the fiscal year ended November 30, 2005.

     The Audit Committee met ten times during fiscal year 2005.
     In reliance on the reviews and discussions referred to in the foregoing paragraphs, the Audit Committee recommended to the Board of Directors (and the Board approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended November 30, 2005 for filing with the SEC. The Audit Committee appointed PricewaterhouseCoopers LLP as the Company’s independent auditors for fiscal year 2006, subject to shareholder ratification.
Submitted by the Audit Committee,
James M. Osterhoff, Chairman
J. Robert Anderson
Steven G. Rothmeier
Timothy A. Wicks
February 7, 2006

PROPOSAL 3
SHAREHOLDER PROPOSAL TO TAKE NECESSARY STEPS TO
DECLASSIFY THE BOARD OF DIRECTORS

     Jolly Roger Fund LP, 200 Connecticut Avenue, 4th Floor, Norwalk, Connecticut, has given notice that it intends to introduce the following resolution at the Annual Meeting.

BE IT RESOLVED, that the stockholders of the Company hereby request that the Board of Directors take the necessary steps to declassify the Board of Directors so that all directors are elected on an annual basis, beginning at the 2007 annual meeting.

Supporting Statement

The Fund believes that the annual election of all directors encourages board accountability to its stockholder constituents. Currently, the Board of Directors of GenCorp Inc. is divided into three classes serving staggered three-year terms. It is our belief that the classification of the Board of Directors is not in the best interest of all stockholders because a classified board protects the incumbency of the Board of Directors, which in turn dilutes the voice of stockholders and limits board accountability to stockholders.

In the current corporate governance environment, investors, interest groups and regulators have shed a new light on the importance of sound corporate governance policies. The elimination of classified boards is one step toward improved corporate governance at GenCorp. The elimination of the staggered board would require each director to stand for election annually. We believe that such annual accountability would serve to keep directors closely focused on performance and in maximizing stockholder value.

For a greater voice in the corporate governance of GenCorp, board accountability, and the annual election of our Board of Directors we ask stockholders to vote YES on this proposal.
Recommendation of the Board of Directors on Proposal 3.
     With the assistance of its professional advisors, the Board of Directors has given this proposal significant consideration. The Board believes that it is important that this proposal should not be implemented, and therefore recommends a vote “AGAINST” this proposal for the reasons set forth below.
     The Company’s Articles of Incorporation divide the Board of Directors into three classes with directors elected to staggered three-year terms. Approximately one-third of the Directors stand for election each year. The current classified board structure has been in place since 1987.
     With a classified Board, the likelihood of continuity and stability in the Board’s business strategies and policies is enhanced, since generally two-thirds of the directors at all times will have had prior experience and familiarity with the business and affairs of the Company. This enables Directors to develop a more detailed understanding of the Company’s operations and to maintain a longer-term perspective. Directors who have experience with the Company and knowledge about its businesses are a valuable resource and are better positioned to make the fundamental decisions that are best for the Company and its shareholders.
     The Board believes that annual elections of Directors may encourage Directors to focus on shorter-term issues and to submit to short-term pressures from special interests. This short-term focus may be inconsistent with the long-term well-being of the Company and its shareholders.
     The Board believes that Directors elected to three-year terms are just as accountable to shareholders as Directors elected annually, since all Directors have the same fiduciary duties to the Company and its shareholders, regardless of the length of their term of office. Furthermore, since one-third of the Directors are elected each year, the shareholders have an orderly means to effect change and communicate their views on the performance of the Company and its Directors.
     Additionally, the Board believes that a classified board is designed to safeguard the Company against the efforts of a third party intent on quickly taking control of, and not paying fair value for, the business and assets of the Company. The classified board structure enhances the ability of the Board of Directors to negotiate the best results for all shareholders in these circumstances. Absent a classified board, a potential acquirer could gain control of the Company by replacing a majority of the Board with its own slate of nominees at a single annual meeting by a simple plurality of the votes cast, and without paying any premium to the Company’s shareholders.
For the foregoing reasons, the Board of Directors unanimously recommends a vote AGAINST Proposal 3, and proxies solicited by the Board of Directors will be so voted unless shareholders specify otherwise.
Board Policy Regarding Board Classification
     As discussed above, the Board of Directors recommends that the shareholders vote AGAINST the non-binding shareholder proposal made by Jolly Roger Fund LP to declassify the Board of Directors. The Board of Directors feels that maintaining a classified board is in the best interests of the Company and its shareholders because it provides continuity on the Board of Directors and provides the Board of Directors the necessary time to implement long term strategy designed to maximize shareholder value. However, the Board of Directors has adopted the following policy: If the non-binding shareholder proposal made by Jolly Roger Fund LP for submission to shareholders at the 2006 Annual Meeting is approved by the holders of a majority of the total voting power of the Company at that meeting (as opposed to a majority of the votes cast, which is a lower vote standard required to approve this proposal under the Company’s Code of Regulations), the Board of Directors will propose for consideration by the Company’s shareholders at the 2007 annual meeting a binding resolution to amend the Company’s Articles of Incorporation to declassify the Board of Directors so that each Director standing for election at the 2007 annual meeting and at each annual meeting thereafter will be elected for one year terms. In that event, the Board of Directors currently intends to recommend that shareholders vote FOR the proposal if submitted to the shareholders at the 2007 annual meeting. To be approved at the 2007 annual meeting as required by the Company’s Articles of Incorporation, this binding resolution would require the approval of the holders of not less than 80% of the total voting power of the Company entitled to vote at the 2007 annual meeting.

Other Business
     As of the time this Proxy Statement was printed, management was unaware of any proposals to be presented for consideration at the Annual Meeting other than those set forth herein, but, if other matters do properly come before the Annual Meeting, it is the intention of the persons named in the accompanying form of proxy pursuant to discretionary authority conferred thereby, to vote the proxy in accordance with their best judgment on such matters.
Submission of Shareholder Proposals
     Shareholders who intend to have their proposals considered for inclusion in the Company’s proxy materials related to the 2007 annual shareholders meeting must submit their proposals to the Company no later than November 14, 2006. Shareholders who intend to present a proposal at the 2007 annual meeting without inclusion of that proposal in the Company’s proxy materials are required to provide notice of their proposal to the Company no later than January 28, 2007. The Company’s proxy for the 2007 annual meeting will grant authority to the persons named in the proxy card to exercise their voting discretion with respect to any proposal of which the Company does not receive notice by January 28, 2007. All proposals for inclusion in the Company’s proxy materials and notices of proposals should be sent to Chairman of the Corporate Governance & Nominating Committee, c/o Secretary, GenCorp Inc., P.O. Box 537012, Sacramento, CA 95853-7012 (overnight courier — Highway 50 & Aerojet Road Rancho Cordova, CA 95742).
     It is important that proxies be voted promptly. Therefore, shareholders who do not expect to attend in person are urged to vote by either (a) using the toll-free telephone number shown on your white proxy card, (b) casting your vote electronically at the website listed on your white proxy card, or (c) signing, dating and returning the accompanying white proxy card in the enclosed envelope, which requires no postage if mailed in the United States.
By Order of the Board of Directors,
MARK A. WHITNEY
Vice President, Law;
Deputy General Counsel and
Assistant Secretary
March 14, 2006

APPENDIX A
INFORMATION CONCERNING PARTICIPANTS IN THE SOLICITATION
OF PROXIES BY GENCORP INC.
Under applicable SEC rules, members of the Board, the Board’s nominees and certain officers and employees of GenCorp may be deemed to be “participants” with respect to GenCorp’s solicitation of proxies in connection with its 2006 annual meeting of stockholders. Certain information about the persons who may be deemed “participants” is provided below.
Directors and Nominees
The name and principal occupations of GenCorp’s directors and director nominees who may be deemed participants in GenCorp’s solicitation are set forth in Proposal No. 1 under the “Election of Directors” section of this proxy statement. The mailing address of GenCorp’s directors and director nominees is c/o GenCorp Inc., P. O. Box 537012, Sacramento, CA 95853-7012.
Officers and Employees
The principal occupations of GenCorp’s executive officers and other officers and employees who may be deemed “participants” in GenCorp’s solicitation of proxies are set forth below. The principal occupation refers to such person’s position with GenCorp, and the business address is GenCorp Inc., P. O. Box 537012, Sacramento, CA 95853-7012.

Name	Principal Occupation

Terry L. Hall	Chairman of the Board, President and Chief Executive Officer/ Director (Principal Executive Officer)
William A. Purdy Jr.	Vice President of the Company and President, Real Estate
Michael F. Martin	Vice President of the Company
Yasmin R. Seyal	Senior Vice President, Chief Financial Officer (Principal Financial Officer)
J. Scott Neish	Vice President of the Company and President of Aerojet-General Corporation
Robert D. Peha	Assistant to the Chairman of the Board
Ronald A. Samborsky	Vice President, Strategy
Mark A. Whitney	Vice President of Law, Deputy General Counsel and Assistant Secretary
Information Regarding Ownership of GenCorp Securities by Participants
Except as described in this Appendix A or the proxy statement, none of the persons listed above under “Directors and Nominees” and “Officers and Employees” owns any GenCorp securities of record which they do not own beneficially. The number of shares of GenCorp common stock held by directors, director nominees and the named executive officers as of the close of business on February 13, 2006, is set forth in the “Security Ownership of Certain Owners” and “Security Ownership of Officers and Directors” sections of the proxy statement. The number of shares of GenCorp common stock held by other participants as of the close of business on February 13, 2006, is set forth below. (The information includes shares that may be acquired by the exercise of stock options within 60 days of such date.)

	Amount and Nature of Beneficial
Name	Ownership

J. Scott Neish	29,059	(1)
Robert D. Peha	2,191
Ronald A. Samborsky	14,340	(2)
Mark A. Whitney	56,468	(3)

(1)	Includes 1,467 shares issuable upon exercise of stock options that may be exercised within 60 days of February 13, 2006.

(2)	Includes 4,467 shares issuable upon exercise of stock options that may be exercised within 60 days of February 13, 2006.

(3)	Includes 24,000 shares issuable upon exercise of stock options that may be exercised within 60 days of February 13, 2006.

No participant owns any securities of any subsidiary of GenCorp.
Miscellaneous Information Concerning Participants
Except as described in this Appendix A or the proxy statement, no participant has purchased or sold securities of GenCorp within the past two years, other than transactions under GenCorp’s 401(k) plan, grants and forfeitures of restricted stock and options under GenCorp’s equity based compensation plans, and forfeitures by Mr. Martin of 517 stock options on September 10, 2004, 5,363 restricted shares on November 18, 2004, and 2,926 restricted shares on March 3, 2006 to pay taxes.
Except as described in the proxy statement under the section entitled “Indebtedness of Management,” no part of the purchase price or market value of any of the shares specified in the “Information Regarding Ownership of GenCorp Securities by Participants” section is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such securities by such participant.
Except as described in this Appendix A or the proxy statement, no participant or Participant Affiliate is, or within the past year was, a party to any contract, arrangement or understanding with any person with respect to any securities of GenCorp.
Except as described in the proxy statement under the section entitled “Indebtedness of Management,” neither any participant, nor any of their respective associates or affiliates (including a member of the participant’s immediate family, together, the “Participant Affiliates”), is either a party to any transaction or series of transactions since the beginning of fiscal year 2005, or has knowledge of any currently proposed transaction or series of proposed transactions, (1) to which GenCorp was or is to be a party, (2) in which the amount involved exceeds $60,000, and (3) in which any participant or Participant Affiliate had, or will have, a direct or indirect material interest.
Except as described in the proxy statement, no participant or Participant Affiliate has entered into any agreement or understanding with any person with respect to any future employment by GenCorp or any of its affiliates or with respect to any future transactions to which GenCorp or any of its affiliates will or may be a party.

PRELIMINARY COPY
March 14, 2006
Dear Shareholder:
The Annual Meeting of shareholders of GenCorp Inc. will be held at the Company’s offices located at Highway 50 and Aerojet Road, Rancho Cordova, California 95742 on March 31, 2006 at 9:00 a.m. local time. At the meeting, shareholders will elect three directors, act on a proposal to ratify the appointment of the independent auditors of the Company for the fiscal year ending November 30, 2006, act on a shareholder proposal, and transact such other business as may properly come before the meeting. It is important that your shares be represented at the meeting. Whether or not you plan on attending the meeting, please review the enclosed proxy materials and sign, date and return the proxy form attached below in the postage-paid envelope provided.
Terry L Hall
Chairman of the Board,
President and
Chief Executive Officer
YOUR VOTE IS IMPORTANT!
▼ PLEASE DETACH PROXY CARD HERE ▼

PROXY FOR HOLDERS OF COMMON STOCK
SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

P
R
O
X
Y
The undersigned hereby appoints Yasmin R. Seyal and Mark A. Whitney, and each of them, his or her proxy, with the power of substitution, to vote all shares of Common Stock of GenCorp Inc. which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held at the Company’s offices located at Highway 50 and Aerojet Road, Rancho Cordova, California 95742 on March 31, 2006, and at any adjournments or postponements thereof, and appoints the proxyholders to vote as directed below and in accordance with their sole judgment on matters incident to the conduct of the meeting and on such other matters as may properly come before the meeting.
THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER. IF NO CONTRARY DIRECTION IS GIVEN WHEN THE DULY EXECUTED PROXY IS RETURNED, SUCH SHARES WILL BE VOTED FOR ALL NOMINEES IN ITEM 1, FOR ITEM 2, AGAINST ITEM 3 AND IN ACCORDANCE WITH THE PROXYHOLDERS’ SOLE JUDGMENT ON MATTERS INCIDENT TO THE CONDUCT OF THE MEETING AND ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING. THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ITEMS 1 AND 2 AND RECOMMENDS A VOTE “AGAINST” ITEM 3.

(Continued and to Be Signed On Reverse Side.)
PLEASE EXECUTE AND RETURN YOUR PROXY PROMPTLY.

YOUR VOTE IS IMPORTANT
Please take a moment now to vote your shares of GenCorp Inc.
common stock for the upcoming Annual Meeting of Shareholders.
PLEASE REVIEW THE PROXY STATEMENT
AND VOTE TODAY IN ONE OF THREE WAYS:
1.	Vote by Telephone—Call toll-free in the U.S. or Canada at 1-866-287-9712, on a touch-tone telephone. If outside the U.S. or Canada, call 215-521-1343. Please follow the simple instructions.
OR
2.	Vote on the Internet—Access https://www.proxyvotenow.com/gy, and follow the simple instructions. Please note, you must type an “s” after http.

You may vote by telephone or on the Internet 24 hours a day 7 days a week.
Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you had marked, signed and returned a proxy card.
OR
3.	Vote by Mail—If you do not wish to vote by telephone or on the Internet, please complete, sign, date and return the proxy card in the envelope provided, or mail to: GenCorp Inc., c/o Innisfree M&A Incorporated, FDR Station, P.O. Box 5154, New York, NY 10150-5154.
▼ PLEASE DETACH PROXY CARD HERE▼

☒	Please mark your votes as in this example using dark ink only.
     THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ITEMS 1 AND 2 AND RECOMMENDS A VOTE “AGAINST” ITEM 3.

		FOR	WITHHOLD
1.	Election of directors	ALL	FOR ALL	EXCEPTIONS*
	01 — R. Franklin Balotti 02 — J. Gary Cooper 03 — Steven G. Rothmeier	☐	☐	☐

*INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, MARK THE “EXCEPTIONS” BOX AND WRITE THAT NOMINEE’S NAME IN THE SPACE PROVIDED BELOW.

Exceptions

2.	Ratification of the Audit	FOR	AGAINST	ABSTAIN
	Committee’s appointment of PricewaterhouseCoopers LLP as the independent auditors of the Company.	☐	☐	☐

3.	Shareholder proposal regarding	FOR	AGAINST	ABSTAIN
	declassification of GenCorp Inc.’s Board of Directors.	☐	☐	☐

	To change your address, please mark this box and note charges to the left.			☐

	I plan to attend the meeting.			☐

Date	,2006

Signature

Signature (if jointly held}

Title
NOTE: Please sign your name exactly as it appears on this Proxy. When shares are held jointly, each holder should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

PLEASE SIGN, DATE AND RETURN THE PROXY CARD TODAY IN THE POSTAGE-PAID ENVELOPE PROVIDED.